Exhibit 10.1

PRIVATE AND CONFIDENTIAL

PERSONAL FILE COPY

Ref. No:
Date	: October 31, 2015

MR. HANY TAMIM (RUB0674)

NRIC NO: XXXXXXXXX

ADDRESS

XXXXXXXX

XXXXXXXX

XXXXXXXX

Dear Mr. Tamim,

LETTER OF APPOINTMENT

On behalf of Rubicon Sapphire Technology (Malaysia) Sdn Bhd. (hereinafter referred to as “the Company”), I am pleased to welcome you to be part of our team by accepting this job offer, the terms of which are summarized below:

1.	POSITION DETAILS

Your position title is Chief Operating Officer of the Company and of Rubicon Technology, Inc., a Delaware, U.S. corporation (“RTI”). The Company will be your employer.

2.	DATE OF COMMENCEMENT

Your date of commencement will be on (or not later than) October 12, 2015.

3.	PROBATIONARY PERIOD

No Probation period is required and your employment is as a confirmed permanent employee effective as of October 12 2015.

4.	WORKING ASSIGNMENT

Your job assignment is to be primarily based in the Company’s facility in Penang, Malaysia. You will be reporting to Corporate Director (currently William Weissman) of the Company. As the Chief Operating Officer of RTI, you will also be taking direction from the Board of Directors of RTI and/or the Chief Executive Officer of RTI. You will be primarily concerned with the sapphire crystal growth and fabrication operations at the Company’s and RTI’s facilities, wherever located.

Your working assignment is subject to change depending on the Company’s business needs and the lawful and reasonable instructions of those to whom you report. You may be required to undergo training or perform other work at remote locations such as in the Company’s Corporate Headquarters, in Illinois U.S.A., or at other locations depending on the Company’s business needs, from time to time.

5.	REMUNERATION

Your remuneration will be paid by the Company. You will be paid a remuneration package as below. Payment of all cash amounts payable to you or upon which any other award or payment is based will be made in RM at the official rate of exchange in effect at the end of the business day three (3) business days before such payment is due (e.g. if the payment is due on the 5th day of a month, the rate of exchange will be determined as of the end of the 2nd day of the month).

1)	Basic Salary of $225,000 per annum, paid in installments twelve (12) times in a calendar year (less lawful deductions). Your first merit review will be conducted at approximately twelve (12) months from the date of commencement. The holdings of the reviews and the decision of the reviews will be entirely based on the discretion of the Company provided that the Basic Salary shall not be reduced below $225,000 without your prior written consent.

The Company shall be entitled at any time during the employment or in the event of termination, for any reason whatsoever, to deduct from your remuneration any monies due from you to the Company.

2)	Bonus

Based on pre-established performance indicators, you will be eligible for a performance bonus as per Company policy. Your actual performance bonus amount will depend on your earned income and the percentage payout for that particular year based on the Company’s discretion. The target Annual Company Bonus for your level will be 30% of your basic salary.

3)	Miscellaneous Allowances

You will receive use of an automobile of the Company’s choosing. You will be responsible for operating costs of the automobile and, upon termination of your employment, will return it to the Company in good condition ordinary wear and tear excepted.

4)	Stock Options

(a) Performance-Based Restricted Stock Units. On or about November 1, 2015 or on such date as the Company makes its regular RTI equity awards to its employees generally, you shall be granted 50,000 Employee Restricted Stock Units of RTI under the terms of the RTI-sponsored 2007 Stock Incentive Plan or its successor (the “Plan”). You shall be eligible for future annual awards of Employee Restricted Stock Units and/or other equity under the terms of the Plan at the discretion of the Company in the number of whole shares having a value nearest to but not more than twenty-five percent (25%) of your Basic Salary, determined using the Fair Market Value per Share as determined under the Plan as of the date of grant, though no commitment is or has been made that such program will not be amended or terminated or that any future award will be made to you in any amount. In the event of a “Termination Subsequent To A Change In Control” as defined in this Agreement, all Restricted Stock Units awarded to you shall become fully vested in accordance with the terms and conditions of Section 7(5) below.

(b) Stock Options. Upon execution of this Agreement, the Company shall grant to you under the terms of the Plan non-qualified options to purchase up to 30,000 common shares, par value $0.001 per share, of RTI (“Common Shares”) at a purchase price determined using the Fair Market Value per Share at the date as determined under the Plan. The grant of such options shall be evidenced by an Option Agreement, which shall set forth the 10-year term of the Option, the exercise price, the applicable four year ratable vesting period and all other conditions for the vesting or exercise of such options. In the event of a “Termination Subsequent To A Change In Control” as defined in this Agreement, all Stock Options granted to you shall become fully vested in accordance with the terms and conditions of Section 7(5) below.

5)	Statutory Contributions

Contributions will be made by the Company to the Employees Provident Fund (EPF) and/or the Employees’ Social Security Organization (SOCSO), in accordance with the provisions of the relevant laws, if applicable, at the rate prescribed by the relevant legislation.

6.	BENEFITS

1)	Annual Leave

Without Hospitalization

Twenty (20) days of annual leave per calendar year.

Annual leaves are entitled as per calendar year (pro-rated).. Annual leave days which are not taken shall not be carried over to the following calendar year.

Any application of annual leave should be made seven (7) days in advance and leave shall be granted at the full discretion of the Company’s management.

2)	Sick Leave

Fourteen (14) days of sick leave per calendar year.

3)	Medical Claims for Panel (GP)

i.	100% reimbursement for individual up to a maximum of RM 500.00 per year.

ii.	80% reimbursement for immediate family members (i.e. spouse and children up to 18 years of age) up to a maximum of RM 500.00 per year for each member. Total reimbursement for family is combined limit up to a maximum of RM 2,000.00 per year.

4)	Medical Claims Medical Specialist visits.

i.	100% reimbursement for individual up to a maximum of RM 1,500.00 per year.

ii.	80% reimbursement for immediate family members (i.e. spouse and children) up to a maximum of RM 1,500.00 per year for each member. Total reimbursement for family is combined limit up to a maximum of RM 5,000.00 per year.

5)	Insurance

You will be covered under the Company’s Group Insurance Policy.

6)	Overtime Payment

As an executive staff in the Company, you are not entitled to any overtime claims.

7)	Public Holidays

As the Company observes all the gazette public holidays by the Malaysian Government and the State Government in which you wholly or mainly work, you will be entitled for the stipulated public holidays of fourteen (14) days. The ‘Public Holiday’ will be observed as ‘designated’ by the Company.

If any of the public holidays fall on weekends, the next working day will be the replacement day.

More information on the benefits entitlement can be found in the Employee Handbook, which is incorporated into this Letter of Appointment and made a part hereof, or you may refer to the Human Resources Department. Benefits entitlement is entirely based on the Company’s discretion and is subject to amendment without further notice. In the event of any conflict between the terms of this Letter of Appointment and any company document or plan incorporated herein by reference, the terms of this Letter of Agreement shall control.

7.	TERMINATION OF EMPLOYMENT

Your employment with the Company shall be subject to termination as follows:

1)	Termination for Cause.

The Company may immediately terminate you for “Cause” (as defined below) by giving written notice or payment in lieu of notice to you. In the event of a termination for Cause, you shall be entitled to payment of (i) that portion of any of the Basic Salary that you earned through and including the Termination Date, at the rate of the Basic Salary in effect at that time, (ii) any Termination Vacation Pay, and (iii) any bonus earned prior to the Termination Date that remains unpaid, subject to any offset or recoupment rights of the Company and any other rights or remedies applicable to any breach of this Letter of Appointment by you prior to the Termination Date. Except as provided herein or required by applicable law, you shall not be entitled to any other compensation or benefits. Termination for “Cause” shall mean termination of your employment with the Company because you:

(i) willfully engaged in misconduct materially and adversely affecting the Company;

(ii) engaged in theft, fraud, embezzlement or similar behavior;

(iii) have been indicted or convicted of any criminal offence (other than under road traffic laws in Malaysia or elsewhere for which a fine or noncustodial penalty is imposed); or

(iv) willfully continued, after a correction period, to fail to substantially perform the material duties of your position with the Company (other than failure resulting from incapacity due to physical or mental illness). The correction period shall last not less than ten (10) days after the Company provides you with written notice of your failure to substantially perform your material duties.

2)	Termination Without Cause

The Company may, in its sole discretion, terminate you without Cause, by providing written notice to you (the “Termination Notice”) at least thirty (30) calendar days prior to the Termination Date or payment in lieu of notice. In the event of a termination without Cause, you shall be entitled to: (i) payment of that portion of your Basic Salary that you earned through and including the Termination Date, at the rate of the Basic Salary in effect at that time; (ii) any Termination Vacation Pay; (iii) any bonus earned prior to the Termination Date that remains unpaid; (iv) payment of your Basic Salary, at the rate of the Basic Salary in effect at that time, commencing on the Termination Date and continuing for the six (6) month period thereafter; (v) immediate vesting of any Options granted pursuant to Section 5(4)(a) and immediate vesting of any Restricted Stock Units granted pursuant to Section 5(4)(b); and (vi) immediate vesting of any other Options granted by the Company to you; provided, however, that you execute and deliver to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided to you under Section 6 throughout the period commencing on the Termination Date and continuing for a six (6) month period thereafter. Except as provided herein or required by applicable law, you shall not be entitled to any other compensation or benefits and the foregoing compensation and other benefits shall offset and not be in addition to any compensation or benefits to which you may be entitled under applicable law. With respect to Section 7(2)(iv) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable withholdings required by law.

3)	Resignation.

You may resign from employment with the Company at any time by providing written notice to the Company at least thirty (30) calendar days prior to the Resignation Date. In the event of resignation, you shall be entitled to payment of that portion of your Basic Salary earned through and including the Resignation Date, at the rate of the Basic Salary in effect at that time, any Termination Vacation Pay and any bonus earned prior to the Resignation Date that remains unpaid. Except as provided herein (including, without limitation, in Section 7(4)) or required by applicable law, you shall not be entitled to any other compensation or benefits.

4)	Resignation for Good Reason

Notwithstanding Section 7(3), you may terminate your employment by the Company for Good Reason (as defined below) by providing written notice thereof to the Company (the “Resignation Notice”) at least thirty (30) days prior to the Resignation Date, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute “Good Reason” (as defined below) and Company shall have thirty (30) days after receipt of the Resignation Notice to cure in all material respects the facts and circumstances which constitute Good Reason. In the event of a termination for Good Reason, you shall be entitled to: (i) payment of that portion of your Basic Salary that you earned through and including the Resignation Date, at the rate of the Basic Salary in effect at that time; (ii) any Termination Vacation Pay; (iii) any bonus earned prior to the Resignation Date that remains unpaid; (iv) payment of your Basic Salary, at the rate of the Basic Salary in effect at that time, commencing on the Resignation Date and continuing for the six (6) month period thereafter; (v) immediate vesting of any Options granted pursuant to Section 5(4)(a) and immediate vesting of any Restricted Stock Units granted pursuant to Section 5(4)(b); and (vi) immediate vesting of any other Options granted by the Company to you; provided, however, that you execute and deliver to the Company a complete release agreement in form and substance reasonably acceptable to the Company. In addition, the Company shall be obligated to continue any health and welfare benefits provided under Section 6 throughout the period commencing on the Termination Date and continuing for a six (6) month period thereafter. Except as provided herein or required by applicable law, you shall not be entitled to any other compensation or benefits and the foregoing compensation and other benefits shall offset and not be in addition to any compensation or benefits to which you may be entitled under applicable law.. With respect to Section 7(4)(iv) above, such payments shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions and withholdings required by law.

For purposes of this Agreement, “Good Reason” means the resignation of your employment by the Company because of (A) any reduction in the Basic Salary then in effect in a manner that is not permitted under Section 5(1) hereof, (B) a substantial diminution in the duties, responsibilities or titles, but only if uncured in accordance with the foregoing provisions hereof, or (C) being required to relocate (for a period longer than six (6) consecutive months) greater than 100 miles from the Penang metropolitan area in order to maintain employment with the Company pursuant to this Agreement.

5)	Termination Subsequent To A Change In Control

Notwithstanding anything to the contrary herein, in the event that the Company, at any time within two (2) years after a Change in Control, terminates you without Cause or you resign with Good Reason, you shall be entitled to the payments and benefits set forth in Section 7(2) or 7(4), as the case may be, except that, in lieu of the payment pursuant to Section 7(2)(iv) and 7(4)(iv), the Company shall pay to the Executive a lump sum payment within thirty (30) days of the Termination Date or Resignation Date, as applicable. The lump sum payment shall be equal to fifty (50) percent of your Basic Salary at the time of the Termination Date or Resignation Date, as the case may be, less all applicable taxes, payroll deductions and withholdings required by law. In addition, any unvested options under any then-existing Option Agreement, including without limitation any awards and grants made to you pursuant to Section 5(4)(a) and/or Section 5(4)(b) above, shall immediately be fully vested and exercisable by you.

Provided, however, that you shall not receive the payments and benefits set forth in this section unless you execute and deliver to the Company a complete release agreement in form and substance reasonably acceptable to the Company.

For purposes of this Agreement “Change In Control” shall mean the occurrence of: (a) any consolidation or merger of RTI pursuant to which the stockholders of RTI immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of RTI’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RTI other than any sale, lease, exchange or other transfer to any company where RTI owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (c) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of RTI of more than 50% of the voting stock of RTI.

9.	CONFLICTS OF INTEREST AND ASSIGNMENT OF INVENTIONS AND CONFIDENTIALITY

Whilst in the employment of the Company, you must devote your full time and attention to your job and not be engaged in any other employment, business or commercial operation without the express written permission of the Company.

In addition, any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and whether or not reduced to practice, that are conceived or developed you while employed with the Company or RTI and which relate to or result from the actual or anticipated business, work, research or investigation of the Company or RTI (collectively, “Inventions”), shall be the sole and exclusive property of the Company or RTI, as appropriate and determined by the Company. You shall do all things reasonably requested by the Company to assign to and vest in the Company or RTI, as you are directed, the entire right, title and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company or RTI was used and which was developed entirely your own time, unless (a) the Invention relates (i) to Company’s or RTI’s Business, or (ii) to the Company’s or RTI’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by you for the Company or RTI.

In addition, it is agreed that upon notice of termination of employment with the Company for whatever reason whatsoever, you will not, within a period of one (1) year, without the prior written consent of the Company enter into any business or undertaking or render any services, directly or indirectly to any person or entity engaged or about to become engaged in research, development, production, marketing or selling of a product, process machine or service which resembles or competes with any product, process, machine or service that you worked on during your employment with the Company or about which you acquired confidential information or trade secrets as a result of your work with the Company. Also you agree that during the term of your employment and during the one (1) year period immediately following you will not solicit any employees of the Company or personally target or solicit customers of the Company.

You must not disclose any facts, figures and/or other information concerning the Company’s activities or business affairs or about any of its customers or any information which may come to their knowledge by virtue of their employment with the Company. This applies both during employment and after terminating from the Company.

You will keep secret and confidential and will not copy any designs, calculations, drawings, inventions, specifications, methodologies, techniques, systems, software data or other information of whatever nature that is not in the public domain. Upon termination, you will return to the Company all records, papers, documents of whatever nature relate in any way directly or indirectly to the Company’s activities or business affairs.

At any time during or after your employment, upon the request of the Company or RTI, you will promptly sign and deliver to the Company any and all documents or instruments reasonable requested by the Company or RTI to affirm your obligations and the rights of the Company or RTI under this Letter of Appointment.

The Company will be entitled to take legal action should conflict of confidentiality occur.

10.	RETIREMENT

You shall retire upon attaining sixty (60) years of age. Your age as stated in the NRIC shall be deemed conclusive.

11.	INDEMNITY

You agree to indemnify and keep harmless the Company and RTI against all proceedings, suits, actions, claims, demands, costs and expenses whatsoever which may be taken or made against the Company or RTI or incurred or become payable by the Company or RTI in respect of injury (whether fatal or otherwise) to any person or damage or loss to any property occasioned directly or indirectly by any act, omission or other default by yourself while in the employment of the Company.

12.	MEDICAL EXAMINATION

You shall at all times be under a duty to disclose your medical background and medical ailments, if any, in writing to the Company.

The Company shall at all times be entitled to require you to be examined at the Company’s expense by a registered medical practitioner appointed by the Company without assigning any reason whatsoever and the result of such examination shall be disclosed to the Company.

13.	PERSONAL PARTICULARS & DATA PRIVACY

You shall at all times be under a duty to provide and update the Company with your personal particulars, including but not limited to residential address, residential telephone number, mobile phone number, identity card number, driving licence number, income tax reference number, Employee’s Provident Fund membership number, name(s), date(s) of birth and contact details of spouse, next of kin, and children.

The Company will collect, process, use and retain your personal information which is necessary to manage and administer your employment and the employment relationship. You are required to sign and return the attached Personal Data Notice and Consent Form that is attached herewith.

14.	PRE-EMPLOYMENT INFORMATION

You hereby confirm that all pre-employment information provided to the Company including but not limited to the information you have provided in your resume, application form and during the recruitment stage to be absolutely true and accurate. The accuracy and truthfulness of such information shall constitute a fundamental term of your employment with the Company. If it is discovered at any time prior to the commencement of your employment or during your employment with the Company that any pre-employment information that you have provided to the Company is false, misleading or in breach of this clause, the Company shall have the right to terminate your employment summarily

15.	OTHERS

With your acceptance of this conditional offer by signing below, you are obligated to complete the required Medical check-up or drug test arranged by the Company within the stipulated period.

If any term, provision or agreement contained in this Letter of Appointment is not enforceable to any degree under the laws of Malaysia, it shall not affect the enforceability of the remaining terms, provisions or agreements contained herein and shall be enforced to the greatest extent allowed by law.

As per Company standard practice, you will also sign and deliver to the Company a Non-Disclosure,, Non-Solicitation, Non-Competition and Assignment of Developments Agreement in the form attached hereto as Exhibit A.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer therefore, is contingent upon clearance of such background and/or reference checks, if any.

If you accept this offer on the terms and conditions stated, please sign and return the duplicate of this Letter of Appointment.

We look forward to welcoming you to Rubicon Sapphire Technology (Malaysia) Sdn Bhd. And Rubicon Technology, Inc.

Yours sincerely,

/s/ William Weissman
Director

Note: Salary Discussion with Fellow Colleagues Will Be Subjected To Disciplinary Action /Termination

ACKNOWLEDGEMENT & ACCEPTANCE

I have read and understood the above Letter of Appointment. I hereby accept your offer as described and agree to conform to the policies, procedures and confidential agreement to the best of my ability.

NAME	:	Hany Tamim
NRIC NO.	:	XXXXXXXXX

SIGNATURE	:	/s/ Hany Tamim

DATE	:	October 31, 2015